[Intercardia logo appears here]
                                          Intercardia
                                          P.O. Box 14287
                                          3200 East Highway 54
                                          Cape Fear Building, Suite 300
Contact:                                  Research Triangle Park, NC 27709-4287
Intercardia:
W. Bennett Love                           919/558-8688
1-919-558-1907                            919/558-8686 fax

For Immediate Release:

                    INTERCARDIA SEEKS RESOLUTION WITH ASTRA
               PHARMACEUTICALS OF PRODUCT CONFLICT WITH BEXTRA(R)
                             COLLABORATION FOR USA

          CONFLICT ARISES FROM CORPORATE RESTRUCTURING OF ASTRA MERCK

     Research Triangle Park, N.C., USA, August 4, 1998--Intercardia, Inc., (Nasdaq;ITRC) has notified Astra Pharmaceuticals, L.P. that Intercardia believes as a result of the recent restructuring of Astra Merck Inc., Astra Pharmaceuticals, L.P. has a conflict with the terms of the Astra Merck and Intercardia collaboration for the commercialization of BEXTRA(R) (bucindolol
HCl) for the treatment of congestive heart failure (CHF) in the United States. BEXTRA is a non-selective beta-blocker with vasodilating properties that is in Phase III clinical development for the treatment of congestive heart failure.

     The recent restructuring of Astra Merck Inc. resulted in it being combined with Astra USA, Inc., the U.S. subsidiary of Astra AB of Sweden, into a newly named unit -- Astra Pharmaceuticals, L.P. Intercardia believes Astra Pharmaceuticals has a beta-blocker from the previous Astra USA that is currently on the market for hypertension which is also being investigated for treatment of heart failure. Intercardia further believes participation by Astra Pharmaceuticals in development of this product for heart failure in the U.S. is in violation of the BEXTRA collaboration. The collaboration calls for the parties to work exclusively with one another in the field of beta-blockers for the treatment of CHF.

     Intercardia and Astra Pharmaceuticals, L.P. are in discussions to resolve the conflict or terminate the collaboration. Astra Pharmaceuticals has informed Intercardia it does not believe it is in violation of the agreement. If termination were to result, the agreement provides for return of all rights, material and information relating to BEXTRA to Intercardia and a payment to Intercardia.

     "We have built a positive relationship with Astra Merck, but their restructuring into Astra Pharmaceuticals could create a serious issue for us," stated Clayton I. Duncan, President and CEO of Intercardia. "We want our partner to be 100% committed to the development and commercialization of BEXTRA for treatment of CHF and not have a separate commitment to expand the indication of their current hypertension product to direct competition with BEXTRA in CHF."

         "Because we believe Astra Merck to be a good partner, we would be pleased to continue to work with Astra Pharmaceuticals on BEXTRA under the current terms of the collaboration," continued Duncan. "However, if their restructuring results in the termination of our agreement, it could provide an unexpected opportunity for Intercardia as we would be entitled to receive back the U.S. rights for a compound in late-stage Phase III clinical trials and a significant payment."

         "BEXTRA has advanced on multiple fronts since Intercardia first received Astra Merck funding," stated David P. Ward, M.D., Executive Vice President, Research and Development for Intercardia. "Use of beta blockade in the treatment of heart failure has grown in acceptance during the past three years. The BEST Study has progressed from 319 patients under study when we signed the agreement with Astra Merck in December 1995, to currently over 2,400 patients under study with average follow-up exceeding 19 months. Meanwhile, Intercardia and Astra Merck have worked 2-1/2 years performing studies and preparing the NDA to be filed with the FDA."

         BEXTRA (bucindolol HCl) is a non-selective beta-blocker with vasodilating properties in Phase III clinical development for the treatment of congestive heart failure. The product is currently being evaluated in the Beta-blocker Evaluation of Survival Trial (BEST), a NIH/VA sponsored Phase III mortality study initiated in June, 1995. The BEST Study is designed to test the hypothesis that the addition of the beta-adrenergic blocking agent bucindolol to standard therapy will reduce mortality in patients with moderate to severe congestive heart failure. To date, the BEST study has enrolled over 2,400 patients in 90 medical centers throughout the U.S. and Canada.

         Intercardia and BASF Pharm/Knoll AG of Ludwigshafen, Germany, have an agreement that provides for sharing development expenses and operating profits for the commercialization of BEXTRA outside the United States and Japan. In Europe, in addition to being developed for CHF, BEXTRA is being evaluated in the BEAT Study. The BEAT Study's aim is to evaluate the hypothesis that the addition of long-term treatment with BEXTRA to best available treatment will improve long-term survival in patients surviving a recent myocardial infarction with left ventricular systolic dysfunction.

         Congestive heart failure is a condition in which the heart progressively loses the ability to pump sufficient quantities of blood to meet the metabolic needs of the body. It is estimated that 5.0 million people in Europe and 4.7 million in the United States are afflicted. CHF is the most common reason for hospitalization in patients over the age of 65 in the U.S. and Europe.

         Intercardia, a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. (Nasdaq:IPIC), focuses on drug discovery and clinical drug development. The Company's strategy is to develop and add value to in-licensed products and sponsored research programs and to enter into collaborations and licensing agreements with corporate partners for final product development, manufacturing and marketing.

         The statements in this press release that are not purely statements of historical fact are forward-looking statements that are subject to factors that could cause the actual results to differ materially from those projected, including risks related to dependence on collaborative partners, arbitration, product development, funding of operations, clinical trials, regulatory approval, competition and market acceptance. For more details regarding these factors, see Intercardia's SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update the information in this release.